Exhibit 99.1

[OM GROUP LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

OM Group Files Form 10-Q, Amends Previously Reported Results As Expected

Cleveland, OH, December 19, 2003—OM Group, Inc. (NYSE:OMG) today filed its 2003 third quarter Form 10-Q with the Securities and Exchange Commission. In its Form 10-Q the Company made certain adjustments to the results previously reported in a press release on October 30, 2003, that increase third quarter diluted earnings per share to $2.19 per diluted share from the $1.14 per diluted share as previously announced. The adjustments include:

•	The net gain on the sale of the Company’s Precious Metals business has increased to $62.7 million after-tax versus the previously announced gain of $53.7 million after-tax due to lower-than-expected expenses associated with the transaction. In addition, certain charges previously deducted from the gain were reclassified to restructuring charges for continuing operations.

•	The third quarter 2003 restructuring and other charges have been reduced to $23.5 million compared to $45.0 million. The Company determined that a portion of the charges are more appropriately related to the earlier quarters of 2003 and that inventory previously included in the charges has value that can be realized in future operations.

•	Results from continuing operations now include the Company’s U.S. Fidelity electroless nickel business, which has been reclassified from discontinued operations to continued operations. This business had an operating loss of $6.0 million in the 2003 third quarter, including restructuring and other charges of $5.9 million.

The Company will file next week amended Form 10-Qs for the three-month periods ended March 31 and June 30, 2003.

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information on OM Group, visit the Company’s Web site at www.omgi.com.

For more information contact — Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

     Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates.

     The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the impact of the Company’s restructuring program on its continuing operations; the potential impact of the Company being named in a 2002 United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and certain of its executives; and the general level of global economic activity and demand for the Company’s products.

RECONCILIATION OF GAAP TO NON-GAAP DISCLOSURES

Diluted EPS — Income (Loss) from Continuing Operations
Three Months Ended September 30, 2003
Amounts in millions of US Dollars

		Restructuring		Adjust to
	As	and Other		a 35%
	Reported	Charges (a)	Subtotal	Tax Rate (a)	Adjusted
Per the Third Quarter Form 10-Q	$(0.09)	$0.54	$0.45	$(0.24)	$0.21
Per the October 30, 2003 Press Release	$(0.82)	$1.03	$0.21	$—	$0.21

(a) - Management uses a 35% effective income tax rate when evaluating the performance of the Company. The actual effective rate per the Form 10-Q is higher due primarily to the Company’s ability to utilize more of its operating loss carryforwards as a result of the increased taxable gain on the sale of the Precious Metals business. The actual effective rate in the October 30, 2003 press release was 35%.

This press release discloses diluted earnings per share of continuing operations before restructuring charges and with an effective income tax rate of 35%. Such amounts are different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). Management believes that this financial measure is useful to investors and financial institutions because it excludes transactions that are unusual due to their nature or infrequency, and therefore allows investors and financial institutions to more readily compare the Company’s performance from period to period. Management uses this information in monitoring and evaluating the performance of the Company.